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EXHIBIT 11

TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                          Three Months Ended
                                                               March 31,
                                                           1997        1996
                                                       ----------   ----------

EARNINGS PER SHARE
Net earnings available for common shares and
 common stock equivalent shares deemed to have
 a dilutive effect                                       $228,940     $157,792
                                                       ==========    =========

Primary earnings per share                                  $0.38        $0.25
                                                       ==========    =========

Fully diluted earnings per share                            $0.38        $0.25
                                                       ==========    =========
Shares used in primary earnings per share computation
Weighted average common shares outstanding                607,124      628,524
                                                       ==========    =========
Shares used in fully diluted earnings per share
computation
Weighted average common shares outstanding                607,335      629,980

Additional potentially dilutive effect of stock options    32,971       30,755
                                                       ----------    ---------
                                                          640,306      660,735
                                                       ==========    =========

The weighted average common shares outstanding has been computed net of ESOP shares of 34,385 (1997) and 40,365 (1996).



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